Exhibit 2.7

SERIES DESIGNATION

SERIES LURE LANE

In accordance with the Limited Liability Company Agreement of Wahed Real Estate Series 1 LLC (the “Company”) dated May 14, 2024 (the “Agreement”) and upon the execution of this designation by the Company and Wahed Financial LLC, in its capacity as Managing Member of the Company and Initial Member of Series Lure Lane, a series of Wahed Real Estate Series 1 LLC (“Series Lure Lane”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series Lure Lane, a series of Wahed Real Estate Series 1 LLC

Effective date of establishment	January 30, 2026

Managing Member	Wahed Financial LLC was appointed as the Managing Member of Series Lure Lane with effect from the date of the Agreement and shall continue to act as the Managing Member of Series Lure Lane until dissolution of Series Lure Lane pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or Article X

Series Property	The Series Property of Series Lure Lane shall comprise a detached 3 bedroom, 2.5 bathroom residential property located at 112 Lure Lane, Wendell, NC, which will be acquired by Series Lure Lane, and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Lure Lane from time to time, as determined by the Managing Member in its sole discretion

Management Fee	As stated in Section 6.3

Sourcing Fee	$17,500

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.4(a)(i), the number of Series Lure Lane Interests that the Company will initially issue is 5,450

Broker (with respect to the Regulation A offering only)	Dalmore Group, LLC

Brokerage Fee	1.0%, in cash, of the purchase price of the Series Lure Lane Interests sold in the Offering of the Series Lure Lane Interests

Interest Designation	No Member holding Series Lure Lane Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series Lure Lane Interests.

Voting	Subject to Section 3.5, the Series Lure Lane Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series Lure Lane Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement. The affirmative vote of the holders of not less than a majority of the Series Lure Lane Interests then Outstanding shall be required for: (a) any amendment to this Agreement (including this Series Designation) that would materially adversely change the rights of the Series Lure Lane Interests; (b) mergers, consolidations or conversions of Series Lure Lane or the Company; and (c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series Lure Lane Interests voting as a separate class. Notwithstanding the foregoing, the separate approval of the holders of Series Lure Lane Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series Lure Lane Interests other than in accordance with Section 3.7

Other rights	Holders of Series Lure Lane Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Lure Lane Interests

Officers	There shall initially be no specific officers associated with Series Lure Lane, although, the Managing Member may appoint Officers of Series Lure Lane from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	5 Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII

IN WITNESS WHEREOF, this Series Designation has been executed as of the effective date of establishment written above.

MANAGING MEMBER
WAHED FINANCIAL LLC

By:	/s/ Ahmar Shaikh
Ahmar Shaikh
Manager

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